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                                                                    EXHIBIT 99.1


                      QUEST DIAGNOSTICS RECEIVES SUBPOENAS
                      REGARDING TEST PRODUCED BY SUBSIDIARY

TETERBORO, N.J., October 28, 2004 - Quest Diagnostics Incorporated (NYSE: DGX), the nation's leading provider of diagnostic testing, information and services, announced that it and its test kit manufacturing subsidiary, Nichols Institute Diagnostics (NID), each received a subpoena from the U.S. Attorney's office for the Eastern District of New York late Monday. The subpoenas seek the production of various business records, including documents related to NID's FDA-cleared tests for parathyroid hormone (PTH) levels.

Quest Diagnostics will cooperate with the government's investigation.

NID manufactures and markets diagnostic test kits and systems primarily for esoteric testing. These tests are sold principally to hospitals, clinical laboratories and dialysis centers. Quest Diagnostics' revenues from sales of NID's PTH test kits and related testing are estimated to be less than 1% of consolidated revenues.

Quest Diagnostics Incorporated is the nation's leading provider of diagnostic testing, information and services, providing insights that enable healthcare professionals to make decisions that improve health. The company offers the broadest access to diagnostic testing services through its national network of laboratories and patient service centers, and provides interpretive consultation through its extensive medical and scientific staff. Quest Diagnostics is the leading provider of esoteric testing, including gene-based medical testing, and provides advanced information technology solutions to improve patient care. Additional company information is available at: www.questdiagnostics.com.

The statements in this press release which are not historical facts or information may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results and outcomes to be materially different. Certain of these risks and uncertainties may include, but are not limited to, competitive environment, changes in government regulations, changing relationships with customers, payers, suppliers and strategic partners and other factors described in the Quest Diagnostics Incorporated 2003 Form 10-K and subsequent filings.

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